Exhibit 16.2

March 12, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read the section entitled, “Selection of BDO Seidman, LLP”, in Item 9 of the Annual Report on Form 10-K dated March 12, 2004, of Iomega Corporation and are in agreement with the statements contained in paragraphs two and four of the section entitled, “Selection of BDO Seidman, LLP”, in Item 9 therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraphs one and three of the section entitled, “Selection of BDO Seidman, LLP”, in Item 9, of the above referenced filing.

/s/ Ernst & Young LLP